Exhibit 10.2

E.MERGE TECHNOLOGY ACQUISITION CORP.

June 27, 2022

Morgan Hermand

Dear Morgan:

I am pleased to offer you the opportunity to serve as a member of the Board of Directors (the “Board”) of E.Merge Technology Acquisition Corp. (the “Company”). For the avoidance of doubt, you will serve on the Board of a publicly-listed Delaware corporation.

As a member of the Board (in such capacity, a “Director”), you will have customary responsibilities, duties and authority associated with such position, including attendance and participation in meetings of the Board in person or by phone or other electronic means in accordance with the policies of the Board as in effect from time to time, and availability for consultation with officers and/or other Directors of the Company and its subsidiaries as necessary. You may also be asked from time to time to serve on a committee of the Board and such service, if accepted by you, shall be considered to fall within the customary responsibilities, duties and authority associated with your position as a Director.

During your tenure as a Director, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you shall not be eligible to participate in employee benefit plans provided by the Company or its subsidiaries to employees and the Company shall not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. You shall be and remain solely liable for all taxes imposed on compensation paid to you in respect of your service as a Director and you agree to pay all such taxes when due.

The Company’s Board is responsible for overseeing the general management of the Company’s business for the benefit of the company and its stockholders. As has been discussed with you, the Company is a blank check company formed for the purpose of effective a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (such a transaction, the “Initial Business Combination”). While you, as a director, will not be making day-to-day operational decisions – that is management’s job – it is your role to provide direction and oversight of the Company’s strategy (including the consummation of the Initial Business Combination) and business and, by extension, oversee management. Under the Delaware General Corporation Law (the “DGCL”) and related case law, you owe fiduciary duties to the Company and its stockholders, including the duty of care, the duty of loyalty and the duty of disclosure.

The duty of care is one of the most fundamental aspects of being a corporate director. As a member of our Board, you are required to act in good faith, with the care an ordinarily reasonable person would use in the circumstances, and in the best interest of the Company and its stockholders. You have a duty to make deliberate, informed decisions by assuming an active role throughout the entire decision-making process. In carrying out your duty of care, you are expected to educate yourself on the Company’s business, thoroughly review Board and committee materials, actively participate in discussions at Board and/or committee meetings, ask questions of management, contribute to the Board’s record-keeping processes and obtain the advice of financial and legal advisors and other experts where necessary.

The duty of loyalty requires you wear your “director hat” and act in the best interests of the Company and its stockholders at all times. This includes not taking opportunities that arise for yourself before offering them to the Company, and not divulging or using the Company’s confidential information for your own personal gain. You are prohibited from receiving improper personal benefits while serving as a member of our Board, and must avoid situations that would create a conflict of interest or the appearance of a conflict of interest.

In fulfilling your duties of care and loyalty, you are required to disclose all material information to your fellow directors, including facts that could raise a question about your independence in considering a matter and, when stockholder action is sought, to the Company’s stockholders. You are prohibited from misleading stockholders and fellow directors.

As noted above, as a Director, you must refrain from engaging in any activity that creates a conflict of interest or the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company, and can arise in a variety of situations. If you suspect you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to Chairman of the Board.

In some cases, due to a relationship you have with another person or entity, a transaction that the Company desires to pursue involving that other person or entity may constitute a “related person transaction” under the rules of the Securities and Exchange Commission, or SEC. A related person transaction is generally defined as a transaction, arrangement or relationship, or a series of transactions, arrangements or relationships, since the beginning of the Company’s last completed fiscal year or currently proposed, in which the Company is a participant, the amount involved exceeds $120,000 and in which any “related person” (which includes a director and any member of a director’s immediate family) has a direct or indirect material interest.

In connection with your service as a Director, you could potentially be subject to liability for any breach of your fiduciary duties under Delaware law. In addition, because you will be responsible for signing the Company’s Annual Report on Form 10-K and registration statements, you may also be subject to liability under certain securities laws if the Company’s disclosure is determined to contain material misstatements or omit material information.

In consideration for your service as a Director, you will be eligible to receive the Company’s standard compensation package for non-employee Directors. We expect the compensation package will be as follows: (i) you will receive an award of 12,500 shares of Class A common stock of the Company (or of any other security issued upon the conversion, exchange, reclassification, split, reconstitution or similar transaction with respect to such shares) contingent upon, and effective as of, the closing of the Initial Business Combination (the “Equity Grant”), or (ii) should the Company fail to consummate the Initial Business Combination and cease all operations except for the purpose of winding up, a one-time guaranteed cash payment of $125,000. The Company’s non-employee director compensation program and terms will be subject to change from time to time as determined by the Board. Additionally, the Equity Grant may be subject to a lock-up or other customary transfer restrictions consistent with similar terms applicable to securities held by directors, officer or the sponsor of the Company.

You will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with fulfilling your responsibilities as a Director.

By countersigning below, you agree that your service as a Director is subject to customary nomination and election processes and may be terminated at any time without further compensation in accordance with applicable policies and procedures, including as set forth in the Company’s by-laws and other organizational documents. In addition, you will be free to resign from your position as a Director at any time.

As a Director, you will have access to confidential information, the ownership and confidential status of which are highly important to the Company, and you agree to comply with all policies and procedures of the Company for the protection of such confidential information. Without limiting the foregoing, by countersigning a copy of this letter you agree that all confidential or proprietary information regarding the Company, its subsidiaries or its affiliates, including, but not limited to, trade secrets, information, technical data, customer lists, marketing research or plans, pricing strategies, Company data, or any other proprietary information, is and shall continue to be the exclusive property of the Company. You acknowledge and agree that all confidential information is and shall continue to be the exclusive property of the Company, whether or not conceived, discovered or developed, in whole or in part, by you and whether or not disclosed or entrusted to you in connection with your retention by the Company.

Except for disclosure of confidential information to other Directors, employees and consultants of the Company on a “need to know” basis in the course of performing your services as a Director for the Company, you agree not to disclose, use or exploit confidential information at any time during or after retention by the Company unless (i) the Company consents in writing to such use or (ii) the Company or a court of lawful jurisdiction directs otherwise. You agree that any request or attempt to subpoena confidential information shall be reported directly to the Company as soon as possible after receipt. Nothing in this letter shall prohibit or limit your use of information (i) that was known by you previous to you beginning service as a Director (which information shall remain subject to any confidentiality restrictions in effect at the time of your receipt of such information), (ii) that you lawfully obtained from a third party that is not under an obligation to the Company not to disclose such information or (iii) that is or becomes publicly available or generally known in the industry or trade in which the Company operates through no action or omission by you.

We are excited about your proposed service as a non-employee Director and believe that your service will add value to the Company. If you are in agreement with the terms and conditions described in this letter, please sign the enclosed copy and return it to our offices.

Sincerely,

/s/ Jeff Clarke

Jeff Clarke

[Countersignature Page Follows]

I accept the terms and conditions set forth above.
Dated this 27 day of June, 2022.

By:	/s/ Morgan Hermand
Morgan Hermand

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